Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

CLEARWATER, FLORIDA, January 31, 2007 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenues and earnings for its third fiscal quarter ended December 31, 2006.

Revenues were $8.8 million compared with $11.4 million reported in the same quarter last year, a decrease of 22%. Net income for the third fiscal quarter ended December 31, 2006 was $2.4 million compared with net income of $.8 million for the fiscal quarter ended December 31, 2005. Diluted income per share is $.41 for the current quarter compared with diluted income per share of $.14 for the same quarter last year.

Robert S. Wiggins, Chairman of the Board said, “The third quarter settlement of the patent infringement law suit against Tower Manufacturing Corporation was a significant event concluding the successful defense of our intellectual property. As a result of the settlement, the Company recorded $3.2 million in pre-tax income during the third quarter, received a payment of $1.5 million early in the fourth fiscal quarter with the remaining $1.7 million balance to be paid over the following two year period, and TRC will no longer incur the very high legal bills related to this law suit.” Wiggins continued, “I reassumed the duties of CEO and President in August 2005 until such time as a new Chief Executive Officer had been hired. I am pleased that the Board has recently concluded this search. Earlier this month Owen Farren, an experienced industry executive with extensive managerial and operational skills, joined TRC as President and Chief Executive Officer. Going forward, Owen will be providing release commentary on behalf of the company.” Wiggins added, “Our third quarter was challenging with revenues declining $2.5 million from the comparable prior year period, largely due to competition in the RAC market from off shore, low cost manufacturers. In addition, higher operating expenses due in part to high infringement law suit related legal fees resulted in third quarter operating income being $1.1 million lower than in the third quarter of the prior year. However, with the $3.2 million lawsuit settlement, TRC’s third quarter net income of $2.4 million improved $1.6 million from the prior year’s third quarter. The Company’s balance sheet remains steady with cash and cash equivalents increasing $.4 million over the previous quarter.”

The third quarter dividend of $.02 per share was paid on January 19, 2007 to shareholders of record on December 29, 2006.

QUARTERLY NEWS

Technology Research Corporation and Tower Manufacturing Corporation settled, on mutually agreeable terms, their civil actions filed in the United States District Court for the Middle District of Florida and the United States District Court for the District of Rhode Island, respectively. Under the terms of the settlement, both cases were dismissed and royalty-bearing cross licensing arrangements were entered into under Tower's 5,943,199 patent and TRC's 6,292,337 patent. The net effect for each party's past sales impact resulted in TRC receiving $3.2 million paid over a two-year period.

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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock. Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Three Months Ended December 31,		Nine months ended December 31,
	2006	2005	2006	2005
Operating revenues:
Commercial	$5,844	7,858	21,026	21,324
Military	2,974	3,496	8,113	9,269
	8,818	11,354	29,139	30,592

Operating expenses:
Cost of sales	6,454	8,502	22,380	23,668
Selling, general and administrative	1,862	1,351	5,585	4,243
Research, development and engineering	492	419	1,521	1,444
	8,808	10,272	29,486	29,355
Operating income (loss)	10	1,082	(347)	1,237
Interest and sundry income (expense)	3,190	(50)	3,146	(144)
Income before income taxes	3,200	1,032	2,799	1093
Income tax expense	796	206	784	219
Net income	$2,404	826	2,015	874
Income per common share:
Basic	$.41	.14	.34	.15
Diluted	$.41	.14	.34	.15

Weighted average number of common
shares outstanding:
Basic	5,888,828	5,783,500	5,882,660	5,778,325
Diluted	5,908,462	5,811,161	5,904,499	5,828,818

Dividends paid	$.020	.015	.055	.045

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2006	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,423	2,607
Short-term investments	301	500
Accounts receivable, net	7,737	10,730
Other receivables-current	1,500	-
Inventories	9,830	9,633
Deferred income taxes	681	445
Prepaid expenses and other current assets	388	210
Total current assets	21,860	24,125

Property, plant and equipment	14,807	14,285
Less accumulated depreciation	10,196	9,346
	4,611	4,939
Other receivables - long term	1,700	-
Intangible assets, net	539	-
Other assets	48	70
Total assets	$28,758	29,134

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$-	1,000
Trade accounts payable	4,125	4,850
Accrued expenses	941	1,296
Dividends payable	133	101
Income taxes payable	884	357
Total current liabilities	6,083	7,604

Long-term debt, excluding current portion	1,000	2,000
Deferred income taxes	222	244
Total liabilities	7,305	9,848

Stockholders' equity:
Common stock	3,014	2,983
Additional paid-in capital	9,218	8,770
Retained earnings	9,261	7,573
Common stock held in treasury, 21,500 shares, at cost	(40)	(40)
Total stockholders' equity	21,453	19,286
	$28,758	29,134

* The condensed consolidated balance sheet is derived from the Company’s audited balance sheet as of that date.

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